Dated: ___________ , 2001



                               AMENDED SCHEDULE A
                  TO THE SERVICE AND DISTRIBUTION PLAN BETWEEN
                CAPSTONE SOCIAL ETHICS AND RELIGIOUS VALUES FUNDS
                       AND CAPSTONE ASSET PLANNING COMPANY

                                 July ____, 2001

The amounts payable to the Distributor pursuant the Service and Distribution Plan are as indicated below for the listed Funds and Classes. The Distributor shall be paid monthly at the following annual rates to be applied to the average daily net asset value of the respective Fund or Class:


 Name of Fund                          Class of Shares         Annual Fee Rate
 ------------                          ---------------         ---------------

 Money Market Fund                        Class A                   0.10%
 Bond Fund                                Class A                   0.25%
 Short-Term Bond                          Class A                   0.25%
 Large-Cap Equity Fund                    Class A                   0.25%
 Small-Cap Equity Fund                    Class A                   0.25%
 International Fund                       Class A                   0.25%
 Conservative Income Fund                 Class A                   0.25%
 Conservative Income and Growth Fund      Class A                   0.25%
 Moderate Growth Fund                     Class A                   0.25%





















                                    CAPSTONE SOCIAL ETHICS AND RELIGIOUS VALUES
                                    FUNDS


                                    By: _____________________________________

                                    Its:______________________________________


                                    CAPSTONE ASSET PLANNING COMPANY

                                    By: ______________________________________

                                    Its: _____________________________________